Exhibit 10.1
UNION BANKSHARES, INC.
2024 EQUITY INCENTIVE PLAN (the “Equity Plan”)
Summary of the 2024 Equity Plan

Purpose. The primary purpose of the 2024 Equity Plan is to promote our Company’s success by linking the personal interests of our officers and nonemployee directors to those of our shareholders, and by providing participants with an incentive for outstanding performance. The Compensation Committee and Board believe that the 2024 Equity Plan will help the Company attract, retain and motivate officers, nonemployee directors and prospective officer-employees by providing a means for them to share in the long-term growth and profitability of the Company and encouraging them to acquire a proprietary stake in the Company.
Administration. The 2024 Equity Plan will be administered by the Compensation Committee (the “Committee”) of the Board of Directors. The Committee will have the authority to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions of awards; establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2024 Equity Plan; and make all other decisions, interpretations, and determinations that may be necessary or appropriate under the Plan. In its discretion, the full Board of Directors may at any time administer the Plan in lieu of the Committee. If it does so, it will have all the powers of the Committee described in the Plan and in this summary description of the Plan.
Eligibility. As with the 2014 Equity Incentive Plan, the 2024 Equity Plan permits the grant of awards to officers of the Company and its affiliates, as selected by the Committee from time to time in its discretion, as well as awards to nonemployee directors of the Company and its affiliates, subject in each case to limitations on individual awards. As of March 20, 2024, the number of eligible persons was approximately 55, including 8 nonemployee directors of the Company and/or Union Bank. The number of eligible persons may increase over time based upon future growth of the Company and Union Bank. Not all persons eligible for participation in the Plan will receive awards, as the selection of grantees from time to time is within the discretion of the Committee.
The Plan also permits the Committee to grant awards to prospective officer-employees. The Board believes that this authority will provide desirable flexibility in recruiting top executive talent.
Types of Awards. The 2024 Equity Plan authorizes the granting of awards in any of the following forms:
•Options - options to purchase shares of the Company's common stock, which may be options designed to qualify as incentive stock options ("ISOs") under Section 422 of the U.S. tax code (the "Code") or may be options not so qualified ("Non-Qualified Options"). ISOs may not be awarded to nonemployee directors.
•Restricted Stock - shares of the Company’s common stock that are subject to such vesting conditions as are determined by the Committee and specified in the award certificate, which may include, for example, time-based or performance based vesting conditions. Generally, a participant will have full voting and dividend rights as to unvested shares during the restriction period. Restricted stock will be forfeited and canceled to the extent the specified vesting conditions are not met.
•Restricted Stock Units ("RSUs") - the right to receive shares of the Company’s common stock (or an equivalent value in cash or other property, as determined by the Committee and specified in the award certificate) in the future, subject to such vesting conditions as are determined by the Committee and as specified in the award certificate which may include, for example, time-based or performance based vesting conditions. Unlike shares of restricted stock, RSUs do not represent issued shares. Accordingly, the participant does not have voting or dividend rights with respect to an award of RSUs. However, in the Committee’s discretion, an award of RSUs may include an award of dividend equivalents, which entitle the participant to payments (or an equivalent value payable in stock or other property as the Committee may determine) equal to any dividends paid on the number of shares of stock underlying the award.
The Plan does not provide for cash-based awards, other than RSUs to be settled in cash, dividends on restricted stock and dividend equivalents on restricted stock units. The Company’s Short Term Incentive Performance Plan, which provides for performance-based cash incentive awards, is described elsewhere in this proxy statement under the caption “EXECUTIVE COMPENSATION - Short Term Incentive Performance Plan.”
Shares Available for Awards. Subject to adjustment as provided in the 2024 Equity Plan (see “Adjustments” below), the aggregate number of shares of our common stock that would be reserved and available for issuance pursuant to awards granted under the Plan is 250,000. There are currently 69,135 shares remaining available for issuance under the 2014 Equity Plan. However, no further grants will be made under that plan, which expires in May of this year. Under the 2024 Equity Plan, shares covered by an award will be counted against the maximum number of remaining shares authorized at the time the award is granted. The Plan provides that the following shares will not be counted against the maximum number of shares authorized: (i) shares covered by an award that is terminated by expiration, forfeiture or cancellation; (ii) shares tendered by participants as full or partial payment of the exercise price of stock options, (iii) shares underlying a restricted stock unit grant settled in cash; and (iv) shares withheld by reason of net-settlement upon exercise of an option; and (v) shares withheld by or remitted to the Company to satisfy a participant’s tax withholding obligations relating to an award. In addition, substitute awards issued to the optionees of an entity acquired by the Company would not be counted against the Plan’s share authorization. The total number of shares that may be issued under the Plan upon exercise of ISOs may not exceed 50,000. Except for the foregoing aggregate limitation with respect to ISOs, the Committee has discretion to utilize all 250,000 authorized shares for grants of any single type of award, but the aggregate of all awards may not exceed 250,000 shares, subject to the foregoing rules on share availability.
Dilution not Material. Potential stockholder dilution from the 2024 Equity Plan would not be material. Assuming all 250,000 shares were to be issued, based on our common stock outstanding as of the record date for the annual meeting (4,519,388 shares), the resulting dilution would be 5.53%.
Limitations on Individual Awards. The maximum number of shares of common stock subject to awards that may be granted under the 2024 Equity Plan in any calendar year to any one person (including any nonemployee director) is as follows:

Options	10,000
Restricted stock	10,000
Restricted stock units	10,000

Vesting Conditions; Performance Goals. In its discretion, the Committee may condition vesting of an award on such criteria as it deems appropriate, including continued service requirements and attainment of specified performance goals. Performance goals may be based on the performance of the Company as a whole or on any one or more Subsidiaries or business units of the Company or a Subsidiary and may be measured relative to a peer group, an index or a business plan. In establishing any performance measures, the Committee may provide for the exclusion of the effects of the following items, to the extent identified in the audited financial statements of the Company, including footnotes, or in the Management’s Discussion and Analysis section of the Company’s annual report: (i) extraordinary, unusual, and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting principles, regulations or laws; or (iv) mergers or acquisitions.
Term of Awards. The exercise period of stock options will be as determined at the discretion of the Compensation Committee at the date of grant but may not exceed ten (10) years. The expiration (vesting) terms of awards of restricted stock and RSUs will be determined at the discretion of the Committee at the time of the grant.
Limitations on Transfer; Beneficiaries. No unvested or unexercised award will be assignable or transferable by a participant other than by will or the laws of descent and distribution or (except in the case of an ISO) pursuant to a qualified domestic relations order; provided, however, that the Compensation Committee may permit other transfers (other than transfers for value) where it concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, as is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards. A participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.
Treatment of Awards upon a Death or Disability: Unless otherwise provided in an award certificate under limitations relating to incentive stock options, if a participant’s service terminates by reason of death or disability:
•all of such participant’s outstanding stock options will become fully vested and remain exercisable until (i) in the case of death, until the expiration date of the option, and (ii) in the case of disability, the earlier of the expiration date of the original term of the option or twelve months;
•all time-based vesting restrictions on outstanding awards will lapse; and
•the payout opportunities attainable under all of that participant’s outstanding performance-based awards will vest based on target or actual performance (depending on the time during the performance period in which the date of termination occurs) and the awards will payout on a prorata basis, based on the time elapsed prior to the date of termination.
Treatment of Awards upon a Change in Control. Unless otherwise provided in an award certificate or in a separate agreement with a participant:
•upon the occurrence of a change in control of the Company (as defined in the Plan) in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Committee or the Board of Directors:
◦all outstanding stock options will become exercisable;

◦all time-based vesting restrictions on outstanding awards will lapse; and
◦all outstanding performance-based awards will vest based on target level or actual performance and the awards will payout on a pro-rata basis, based on the time elapsed during the performance period prior to the change in control; and
•with respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, the terms of such assumption, conversion or substitution shall be as determined by the Committee in its discretion, and without the consent of the Participant.
•if a payment under an award agreement is subject to Code Section 409A and if the Change in Control definition contained in this Plan or in an award agreement or other agreement with the participant does not comply with the definition of “change of control” for purposes of a distribution under Code Section 409A, then any payment of an amount that is otherwise accelerated under this Section shall be delayed until the earliest time that such payment would be permissible under Code Section 409A without triggering any penalties applicable under Code Section 409A.
Acceleration upon Certain Other Events. The Committee may in its sole discretion at any time determine that, upon the termination of service of a participant, or the occurrence of a Change in Control, all or a portion of such participant’s stock options shall become fully or partially exercisable, that all or a part of the restrictions on all or a portion of the participant’s outstanding awards of restricted stock or RSUs shall lapse, and/or that any performance-based criteria with respect to any awards held by that participant shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee need not treat all participants uniformly in exercising such discretion.
Adjustments. If the Company effects an internal reorganization, recapitalization or similar corporate transaction that causes the value of a share or the Company’s common stock to change, such as a stock dividend, stock split, reverse stock split, spin-off, rights offering, or large nonrecurring cash dividend, the total share authorization and annual grant limitations under the Plan, as well as the number of shares and exercise price (if any) under outstanding awards, will be adjusted proportionately up or down, and the Committee will have the discretion to make such other adjustments to the Plan and outstanding awards as it deems necessary to preserve the benefits or potential benefits of the awards.
No Discounted Options. Stock options may not be granted with an exercise price lower than the fair market value of the underlying shares on the date of grant.
No Repricing or “Evergreen” Provisions, or Tax “Gross Ups.”. Outstanding stock options cannot be repriced, directly or indirectly, without the prior consent of the Company's stockholders. The exchange of an “underwater” option (i.e., an option having an exercise price in excess of the current market value of the underlying stock) for another award would be considered an indirect repricing and would, therefore, require the prior consent of the stockholders.
There are no “evergreen” features under which shares authorized for issuance pursuant to the Plan would be automatically replenished.
The Plan does not provide for any tax “gross-ups” or similar payments or reimbursements to defray a participant's tax liability associated with the issuance of awards.
Termination and Amendment.
Plan. Our Board of Directors or the Committee may, at any time and from time to time, terminate or amend the 2024 Equity Plan, but if an amendment would constitute a material amendment requiring stockholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to stockholder approval. In addition, the Board of Directors or the Committee may condition any Plan amendment on the approval of the stockholders for any other reason. No termination or amendment of the 2024 Equity Plan may, without the written consent of the participant, reduce or diminish the value of an award determined as if the award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination.
Outstanding Awards. In its discretion, the Committee may provide in an award agreement that an award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of specified events, including termination of employment, violation of material Company policies or other conduct detrimental to the business or reputation of the Company. The Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by the stockholders, the exercise price of an outstanding stock option may not be reduced, directly or indirectly, and the original term of a stock option may not be extended.
Plan Term. Unless extended by amendment approved by the stockholders, the Plan will expire ten (10) years from its effective date. The Plan will become effective on the date it is approved by the stockholders.

Certain Federal Income Tax Consequences
Non-Qualified Stock Options. Generally, no taxable income is recognized by the optionee upon the grant of a Non-Qualified Option under the 2024 Equity Plan, nor will the Company be entitled to a deduction at that time. When the optionee exercises a Non-Qualified Option, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received upon exercise of the option at the time of exercise over the exercise price, and the Company will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the shares will be short-term or long-term capital gain, depending on how long the shares were held.
Incentive Stock Options. A participant will not recognize income, and the Company will not be allowed a tax deduction, if upon the grant of an incentive stock option is granted. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction at that time. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.
Restricted Stock. Unless a participant makes an election under Code Section 83(b) to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less the amount he or she paid for the stock, if any), and the Company will be allowed a corresponding federal income tax deduction at that time. If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less the amount paid for the stock, if any) and the Company will be allowed a corresponding federal income tax deduction at that time. However, if the stock fails to vest for any reason and is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election. If a Section 83(b) election is made, dividends paid on the restricted stock will be taxed at dividend rates rather than as ordinary income.
Restricted Stock Units. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock unit award is granted. Upon receipt of shares of common stock (or the equivalent value in cash or other property) in settlement of a restricted stock unit award, a participant will recognize ordinary income equal to the fair market value of the common stock or other property as of that date (less the amount he or she paid for the stock or property, if any) and the Company will be allowed a corresponding federal income tax deduction at that time. Dividend equivalents paid to a participant with respect to restricted stock units will be taxed to the participant as ordinary income.
Code Section 409A. Awards under the 2024 Equity Plan are intended to be exempt from, or to comply with, Internal Revenue Code Section 409A, and the terms of the Plan and awards are to be interpreted accordingly. Nevertheless, the Company does not provide a guaranty to any participant that an award will be exempt from, or comply with, Section 409A.
Tax Withholding. The Company or any affiliate has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction, or other taxable event arising as a result of the 2024 Equity Plan.
New Plan Benefits to Named Executive Officers and Others. If the stockholders approve the 2024 Equity Plan, awards will be made at the discretion of the Committee. Therefore, except as disclosed below with respect to estimated potential grants under consideration for 2025, to be based on 2024 performance, it is not possible at this time to determine the benefits or amounts that may be received by the Company’s executive officers and other participants under the Plan in the future.

The foregoing description is qualified in its entirety by reference to the text of the Equity Plan, which is filed as Exhibit 10.2 to this report.
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